Exhibit 21

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of incorporation or organization
	Country	State
Wendy’s Old Fashioned Hamburgers of New York, Inc.	U.S.	Ohio
Wendy’s Capital Corporation	U.S.	Virginia
Wendy Restaurant, Inc.	U.S.	Delaware
Wendy’s of Denver, Inc.	U.S.	Colorado
Wendy’s Restaurants of Canada, Inc.	Canada
Wendy’s of N.E. Florida, Inc.	U.S.	Florida
Wendy’s Old Fashioned Hamburger Restaurants Pty. Ltd.	Australia
Wendy’s Old Fashioned Hamburgers of Guam, L.L.C.	Guam
Wendserve, Inc.	U.S.	Delaware
Wenark, Inc.	U.S.	Florida
Wentexas, Inc	U.S.	Texas
The New Bakery Co. of Ohio, Inc.	U.S.	Ohio
NBCO Maintenance Corporation	U.S.	Ohio
Delavest, Inc.	U.S.	Delaware
Markdel, Inc.	U.S.	Delaware
Findel Corp.	U.S.	Delaware
BDJ 71112, LLC	U.S.	Ohio
Scioto Insurance Company	U.S.	Vermont
Oldemark LLC	U.S.	Vermont
Restaurant Finance Corporation	U.S.	Ohio
WBT GC, LLC	U.S.	Colorado
The Wendy’s National Advertising Program, Inc.	U.S.	Ohio
Wendy’s Canadian Advertising Program Inc.	Canada
Guam Holdings, Inc.	U.S.	Ohio
256 Gift Card Inc.	U.S.	Colorado
Wendy’s Restaurants (Asia) Limited	China
Wendy’s Limited	England